Exhibit (c)(vi)

 Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Project WORLD  Special Committee Discussion Materials  October 2023 / Confidential  Jefferies LLC  Member SIPC  The informatiol"I provided in this document including valuation discussions, represents the views of Jefferies Investment Banking There is no assurance that the views expressed herem will beconsistent with the views expressed by Jefferies Research or its Analysts Nothing in this document should be understood as a promise or offer of favorable research coverage  Jefferies

 Jefferies  Jefferies LLC / October 2023  2  Table of Contents  Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Situation Overview  Public Market Benchmarks  Preliminary Review of Strategic Options  Preliminary Financial Analyses  Appendix  4  6  14  18  30

 Jefferies  Jefferies LLC / October 2023  2  Disclaimer  Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  The following pages contain material provided to the Special Committee (the "Special Committee") of the Board of Directors (the "Board") of WORLD (the "Company") by Jefferies LLC ("Jefferies") in connection with Project WORLD.  These materials were prepared on a confidential basis in connection with an oral presentation to the Special Committee and not with a view toward complying with the disclosure standards under state or federal securities laws or otherwise. These materials are solely for use of the Special Committee in its evaluation of the proposed transaction and may not be used for any other purpose or disclosed to any party without Jefferies' prior written consent.  The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies by the Company. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. None of Jefferies, its affiIiates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein, or any oral information provided herewith or data any of them generates. Jefferies undertakes no obligation to update these materials.  Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction.  This presentation is a preliminary analysis only and does not constitute a fairness opinion of Jefferies as to the value of the Company, and as such, should not be relied upon by the Company or by any other person as such. The financial data, analyses and assumptions reflected here remain subject to refinement and change based on further discussions and information regarding WORLD's businesses and its financial and operating markets.

 Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Jefferies  Jefferies LLC / October 2023  2  Situation Overview

Preliminary Draft – Confidential – Analysis and Assumptions Subject to Change

Executive Summary

- On June 21st, 2023, ROSWELL filed an amended 13D jointly with affiliated entities ("Bidder") updating its beneficial ownership to 21.08%(1) in WORLD
- Subsequently on June 25th, 2023, ROSWELL delivered a non-binding proposal (the "Proposal") to the Board of Directors (the "Board") of WORLD, pursuant to which Bidder proposed to enter into a transaction to acquire WORLD and combine it with Royal Oak Enterprises, LLC ("Royal Oak") for cash consideration of $4.00 per share
  - The Proposal implied a 28.2% premium to WORLD's unaffected stock price of $3.12 on June 23rd, 2023, 44.9% premium to WORLD's 3-month VWAP price of $2.76 and 7.9x WORLD's LTM June 2023A Adjusted EBITDA
- Since then, Jefferies has engaged in numerous discussions with the Bidder and its advisor, and has had preliminary discussions with approximately 60 additional parties regarding a potential transaction with WORLD
- 11 parties (including the Bidder) signed an NDA, received a CIM and were offered access to a preliminary data room on September 19th, 2023
  - On October 9th, 2023, 7 remaining parties (not including the Bidder) were sent a process letter requesting an initial indication of interest by October 23rd, 2023
- Jefferies has reviewed the Company's publicly available information and internal financial projections including its long-range plan ("Management LRP") that was finalized as of September 19th, 2023
- At the Special Committee's direction, based on the work done to date, the materials included here reflect the following analysis and discussion topics:
  - Public market perspectives
  - Preliminary financial analyses of the Company's stand-alone intrinsic value, based on the Management LRP and an analysis of other publicly traded companies and precedent M&A transactions
  - Supplementary analyses such as an illustrative financial buyer analysis and an M&A Premiums analysis

Preliminary Draft – Analysis and Assumptions Subject to Refinement/Change

(1) Reflects an ownership of 8,905,223 shares of WORLD and calculated based on a total basic share count of 42,245,974 as of May 9, 2023.

Jefferies LLC / October 2023
5
Jefferies

 Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  PubIic Market Benchmarks  Jefferies LLC / October 2023  6  Jefferies

 LTM Performance June 26, 202311>  ROSWELL Offers Volume  Price $4.00 I Share to (000's)  $6.00 Acquire WORLD 5,000  August 9, 2023  $5.00 November 9, 2022 March 13, 2023 Q2 Earnings  3 Earnings Release Q4 Earnings Release Release 4,000  $4.00 i I i  I  I m3,00a0  I  I  $3.00 I  I  January 1, 2023  Albe1 Manzone steps 2,000  $2.00 down; Michael Franklin  becomes interim CEO  $1.00 1,000  $0.QQ _.l_.,..........,.._..-"-'-"'-""-'"'-"'-"'-"....._.UU.""-"'UIIU"-"L""-"11"""""'""'"""'"""'...,_.IUIIULllUijl.....,,'-"'-.....,."-'-"''""'-'"'-""--UIIIUIIIUIII."""'"""'-"......._ 0  Oct-22 Dec-22 Feb-23 Apr-23 Jun-23 Aug-23 Oct-23  Trading Statistics   ROSWELL   Unaffected'2l Proposa1<2>  Current">  (6/23/23) (6/26/23)  (10/13/23)  Share Price  $3.12 $4.00  $3.29  Shares Outstanding (mm)  44.169 44.169  48.435  Market Capitalization  $137.8 $176.7  $159.4  PlUS: Total Debt  439.5 439.5  438.6  Less: Cash & Cash Eqv.  (26.6) (26.6)  (24.1)  Enterprise Value  $550.7 $589.5  $573.8  CY2023E Consensus Revenue  $554.9 $554.9  $552.8  CY2024P Consensus Revenue  $579.1 $579.1  $578.1  CY2023E Consensus EBITDA  $76.4 $76.4  $76.5  CY2024P Consensus EBITDA  $83.4 $83.4  $84.8  Pro Forma Capitalization Table  6/30/23 Net Interest   $ % Leverage Rate Maturity  Cash and Cash Equivalents $24.1  Term loan, due2028 $366.6 83.6% 4.5x S + 450<•> 2028  Revolving Credit Facility, due 2026 $72.0 16.4% 5.4x S + 375 2026  !Total Debt $438.6 100.0% 5.4x   Based on LTM Adj. EBITDA as of 6/30/23: $77  ITerm loan Trading levels Price Yield  Unaffected (6/23/23) $73.00 16.82%  Current (10/13/23) $89.20 12.77%  Valuation Metrics  EV/ CY2023EConsensus Revenue  EV/ CY2023EConsensus EBITDA EV/ CY2024P Consensus EBITDA  1.0x  1.lx  1.0x  7.2x  7.7x  7.5x  6.6x  7.lx  6.8x  Trading Summary  Share Price  $3.12  $4.00  $3.29  52-Week High  $6.74  $6.74  $4.72  52-Week Low  $2.09  $2.09  $2.09  Current% of 52-Week High  46.3%  59.3%  69.7%  3-M Avg. Daily Vol. ('OOOs)  463.9  555.5  181.3  WORLD Trading Update  ($Millions, except per share data)  Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  PubIic Market Perspective  Source, Company filings, S&Pcapital IQas of October 13, 2023. Note: Sharesoutstanding basedon fully diluted shares outstanding.  (I)  (2)  (4)  Dateof 130 public filing.  Balance sheet details are as of 3131/2023. Consensusestimates for revenue and EBITOA areas of 6123/2023 and6126/2023, respectively. Includes 42,245,974 common shares (including 3,000,000 common shares currently held in escrow),  1,162,688 RSUs, 131,470 RSAs, 629,305 PSUs, 19,491,320 public warrants and771,980 private warrants. Each warrant is exercisable for one-half of oneshare at a strike price of $11.50 per whole share.  (3) Balance sheet details are as of 6130/2023. Consensusestimates for revenue and EBITOAare asof 10/10/2023. Includes 42,767,109 common shares (including 3,000,000 commonsharescurrently held in escrow), 3,192,834 RSUs, 116,608 RSAs, 2,358,504 PSUs, 19,491,320 public warrants and 771,980 private warrants. Each warrant is exercisable for one-half of one share at a strike price of $11.50 per wtiole share.  During the second quarter of 2023, the Company entered into an interest rate swap agreement to manage exposure to interest raterisk related to the variable portion of its term loan facility. The agreement converts the variable interest rate on $188.0  million of the term loan (approximately 50% of the notional amount of the facility) to a rate of 4.265% through February 2026.  Jefferies LLC / October 2023  Jeffer 1•es  7

 Preliminarv Draft - Confidential - Analvsis and Assumotions Subiect to Chane:e  WORLD Trading Performance - Public Market Perspective  Jefferies  Jefferies LLC / October 2023  10  Stock Price Performance - Since SPAC Closing (June 2020)  Price  ,_ -_ -_ -_ -_ -_-_-_-_-_-_-_-R-O-SW-E-LL-E-sti-m-ate-d -Av-er-ye-C-os-t-B-as-is-of-$-5.4-7-I S-h-are-<1-J -----------,..  $16.00  $14.00  $12.00  $10.00  $8.00  $6.00  $4.00  $2.00  6,000  $0.00  Jun-20  March 14, 2022 Q4'21 and Full Year Earnings Release  Current: $3.29  Performance: {67.4%) Median: $7.50  April 18 - May 18, 2022 ROSWELL Begins Purchasing Shares in WORLD  June 26, 2023 ROSWELL  Offers $4.00 I  Share to AcQuire WORLD  March 13, 2023 ROSWELL  Purchases 1,900,000 Shares. ownership is  -18.33%  i I  March 14, 2023 ROSWELL  Purchases 120,000 shares. ownership  is -18.62%  iI  June 21, 2023 ROSWELL  Purchases 488,923 Shares.  130 Filing.  ownership is  I  -21.08%  March 15, 2023 l  ROSWELL  Purchases 580,000  Shares. 130 Filing.  ownership is  -19.99%  5,000  4,000  3,000  2,000  1,000  Sep-20 Dec-20 Mar-21 Jun-21 Sep-21 Dec-21 Mar-22 Jun-22 Sep-22 Dec-22 Mar-23 Jun-23 Sep-23  -Volume -Price  Source: 130 and Form 4 filings and S&P Capital IQas of October 13, 2023.  Note: Represents Sababa Holdings FREE LLC purchases. Ownership percentage calculations include shares held by Sababa Holdings FREE and those held by Marpet, LLC. Roswell is the manager of this entity, and the Trust owns 75% of Marpet. See appendix for further detail.  (1) Weighted average price.

 Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  WORLD Trading Performance - Public Market Perspective  Stock Price Performance - Beginning Two Weeks Prior to ROSWELL Offer (June 26, 2023)<11  Price  ,---------------: % R dsfu Roswfiioff;,---------------,  $5.00  Jefferies  Jefferies LLC / October 2023  10  $4.50  $4.00  $3.50  $3.00  $2.50  $2.00  $1.50  $1.00  $0.50  June 26, 2023  ROSWELL Offers  $4.00 I Share to Acquire WORLD  ( -..-.Wh-ile-~-82-% -of ,  1 Trading Volume at  1  1  or Below $4.00  , _BQ.S E,!L_O!fe!:..  -------,  ( -18% of Trading  1  1 Volume Above the 1  1 $4.00 ROSWELL  ' - - 9!f!!-:.:.-  Volume (000's)  6,000  5,000  Em  4,000  3,000  2,000  1,000  Jun-23 Jul-23  Sep-23  $0• 00 ............._._............ ._........... .._...LL.--LLLL...._........LLL ..L&JL.L......IUL......_.. ,LLL....._-LII......._. ......_...LL.--LLLL...._--L,LLL--".L&JL.L......IUL.LLl'--JLLL.LL--LII......._. .LLI.....,_ 0  Oct-23  Aug-23  -Volume -Price  Source: S&P Capital IQ as of October 13, 2023.  (1) Date of 13D public filing.

 Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Benchmarking WORLD Trading Performance  Stock Price Performance - Since SPAC Closing (June 2020)  60.0%  40.0%  20.0%  0.0%  (20.0%)  (40.0%)  (60.0%)  (80.0%)  Mid-Cap Packaged  Jefferies  Jefferies LLC / October 2023  10  YTO  LTM  Since June 2020  (19.6%)  (8.1%)  (67.4%)  (8.6%)  11.1%  (1.9%)  (7.5%)  (2.3%)  (8.5%)  (100.0%)  Jun-20  Sep-20  Dec-20  Mar-21  Jun-21 Sep-21  -WORLD  Dec-21 Mar-22 Jun-22 Sep-22 Ingredients -Mid-Cap Packaged Foods  Dec-22  Mar-23  Jun-23  Sep-23  Source: S&P Capital IQ as of October 13, 2023.  Ingredients Index comprised of TATE, INGR and SZU.  Mid-Cap Packaged Focds Index comprised of BRBR, UTZ, SMPL, FLO, THS, HAIN, BGS and POST.

 Preliminary Draft - Confidential -  Benchmarking WORLD EV/ NTM EBITDA Multiple Over Time  Analysis and Assumptions Subject to Change  EV/ NTM EBITDA Multiple - Since SPAC Closing (June 2020)  16.0x  14.0x  12.0x  IO.Ox  8.0x  6.0x  4.0x  2.0x  O.Ox ....   Mid-Cap Packaged  Jun-20  Sep-20  Dec-20  Mar-21  Jun-21  Sep-21  Dec-21 Mar-22  Jun-22  Sep-22  Dec-22  Mar-23  Jun-23  Sep-23  -WORLD  Ingredients  -Mid-Cap Packaged Foods  Source: S&P Capital IQ as of October 13, 2023.  (1) Ingredients Index comprised of TATE, INGR and SZU.  (2) Mid-Cap Packaged Foods Index comprised of BRBR, UTZ, SMPL, FLO, THS, HAIN, BGS and POST.  Jefferies  Jefferies LLC / October 2023  11  1-Year Avg  3-Year Avg  Since June 2020 Avg  7.0x  7.8x  7.7x  7.lx  7.7  7.8  12.3x  12.6x  12.Sx

 Analyst Estimates  Date  Firm  Recommendation  Price Target  Valuation  Methodology  FY2023E  FY2024E  Revenue  I  EBITDA  Revenue I  EBITDA  08/09/23  Canaccord Genuity LLC  Buy  $5.00  8.3x FY2024E EBITDA  $558  $77  $580  $81  08/09/23  Jefferies  Buy  $7.00  8.5x FY2024E EBITDA  $551  $77  $572  $81  08/09/23  Roth Capital Partners  Buy  $5.00  8.lx FY2023E EBITDA  $550  $77  $573  $89  08/09/23  Imperial Capital  Outperform  $8.50  10.0x FY2023E EBITDA  $555  $76  $586  $82  08/09/23  Lake Street  Buy  $6.00  8.5x FY2024E EBITDA  $550  $76  $573  $84  Analyst Consensus  $6.13  $553  $77  $578  $85  Management LRP  $551(1)  $79(1)  $578(l)  $95(1)  One-Year Stock Price Performance (10/13/23)  Price  $14.00  $12.00 L  $10.00  $8.00 '-.   $6.00 -- - -  $4.00 -- - -- - - -- -.I  $2.00  $0.00  Oct-22 Nov-22 Dec-22 Jan-23 Feb-23 Mar-23 Apr-23 May-23 Jun-23 Jul-23 Aug-23 Sep-23  -Share Price -Research Analysts' Price Target  Em  -nm  Oct-23  Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  WORLD Research Coverage and Estimates  Source: Wall Street research and S&P Capital IQ as of October 13, 2023.  (1) Management LRP provided by WORLD management.  Jefferies LLC / October 2023  12  Jefferies

Preliminary Draft – Confidential – Analysis and Assumptions Subject to Change

Public Market Views: WORLD — LTM Trading Activity

Market Snapshot

Current	$3.29
Unaffected Stock Price[1]	$3.12
30-Day VWAP [2]	$3.54
60-Day VWAP [2]	$3.75
90-Day VWAP [2]	$3.61
180-Day VWAP [2]	$3.20
LTM VWAP [2]	$3.33
52-Week High	$4.72
52-Week Low	$2.09

LTM Incremental Volume Between Price (%)



11.0%
21.2%
26.8%
31.1%
9.6%
0.3%
0.0%
Bidder Proposed $4.00 Purchase Price
$2.00 - $2.50
$2.51 - $3.00
$3.01 - $3.50
$3.51 - $4.00
$4.01 - $4.50
$4.51 - $5.00
$5.01 - $5.50

	$2.00 - $2.50	$2.51 - $3.00	$3.01 - $3.50	$3.51 - $4.00	$4.01 - $4.50	$4.51 - $5.00	$5.01 - $5.50
Volume Traded as a % of Float[3]:	0%	36%	106%	194%	295%	329%	329%

Source: S&P Capital IQ as of October 13, 2023.
Note: Fully diluted shares Includes 42,767,109 common shares (including 3,000,000 common shares currently held in escrow), 3,192,834 RSUs, 116,608 RSAs, 2,358,504 PSUs, 19,491,320 public warrants and 771,980 private warrants. Each warrant is exercisable for one-half of one share at a strike price of $11.50 per whole share.
(1) Unaffected stock price as of June 23, 2023.
(2) VWAP calculated based on trading days.
(3) Float defined as 42,767,109 shares outstanding less 8,905,223 shares held by ROSWELL and 3,856,694 shares owned by company employees and individual insiders. Reflects volume traded below upper end of range.

Jefferies LLC / October 2023 13 Jefferies

 Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Jefferies  Jefferies LLC / October 2023  16  Preliminary Review of Strategic Options

 Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Jefferies  Jefferies LLC / October 2023  16  Preliminary Overview of Potential Strategic Options   • • • • 0  proceeds may be limited by current market cap  Remain a public  Deleverages company to  Increase scale, expand  Increased scale and  Crystallizes potential  Crystallizes potential  company with access to  a more optimal capital  Branded CPG and  synergies may allow  premium valuation  premium valuation  public equity markets  structure allowing  Flavors & Ingredients  combined company to  potentially driven by  based on monetizing  operational flexibility  segments and / or diversify business Synergy potential /  accretion (provided  better face current challenges and attract higher valuation multiple in market  scale benefits /  synergies  Provides full liquidity event for existing  upside potential  Opportunity to institute potential changes to the  Management can focus on executing current operations improvement plan to restore sales  growth and profitability through organic initiatives focused on SKU rationalization, price increases and optimizing G&A and working capital  Opportunity for current shareholders to benefit from potential upside  acquisition is  Current stockholders  stockholders with  business outside of  successful and target  have opportunity to  limited operational  the eye of the public  performs)  share in potential  execution risk  markets  upside of combined  business (e.g.,  Strategic partners may be able to offer  Provides full liquidity event for existing  '  increased scale,  synergies) assuming some form of stock consideration is offered  attractive premium  stockholders with Iimited operational execution risk  Scale could enable additional investments  to drive growth  x Potential risk for additional G&A investment to operate multiple brands  "  Current leverage levels  x  Dilutive to existing  x  Not feasible without  x  lack of actionable  x  Only one identified  x  Recent performance  limit operational  equity shareholders and  new equity/  merger counterparties  strategic buyer with  and publicly disclosed  flexibility and ability to  may limit their upside  deleveraging  : x  Relative value  interest in the  offer from existing  grow via M&A  "  Continued  x  Could act as a  considerations / value  Company's business  shareholder may limit  x  Negative investor  sentiment towards small  macroeconomic  uncertainty in public  distraction for management from  at which Company is  contributed (current  x  Current stockholders  may not participate in  "  sponsor interest  Current stockholders  cap stocks could limit  equity markets may  current set of core  equity value limits  potential upside  may not participate in  "  upside  lack of scale may not position company to navigate challenging  x  negatively impact pricing  and proceeds for equity raise  PIPE investors may  x  initiatives  Number of attractive, actionable targets may be limited, and new  x  contribution)  May cede operational control to merger counterparty  potential upside  operating environment  require structural  seniority (preferred), and  categories may be more competitive  x  Would not provide liquidity today  x Future monetization based on performance of combined business  " Integration risk

 Process Summary to Date  Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  [  Contacted  Strate ics (15)  *Participating in ROSWELL Group  ,,,  Signed NOA/ Received CIM (1 l)m  Jefferies  Jefferies LLC / October 2023  16  X Declined post-CIM  (1)

 Buyer Feedback to Date  Preliminary Draft - Confidential - Analysis and Assumptions Subject lo Change  Attractions  Considerations  Jefferies LLC I October 2023  Jefferies

 Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Preliminary Financial Analyses  Jefferies LLC / October 2023  18  Jefferies

 Branded CPG  $410  $423  $428  $446  $467  $489  $511  $533  4.5%  Flavors & Ingredients  105  116  123  132  144  150  157  164  6.0%  Total Revenue  $514  $538  $551  $578  $611  $639  $667  $697  4.8%  % Growth  4.7%  2.3%  5.0%  5.7%  4.5%  4.5%  4.5%  Adjusted Gross Profit  Branded CPG  133  117  112  128  136  144  150  157  7.0%  Flavors & Ingredients  41  50  58  61  66  69  72  75  5.2%  Total Adjusted Gross Profit  $174  $167  $170  $190  $202  $212  $222  $232  6.4%  % Margin  33.9%  31.1%  30.9%  32.8%  33.0%  33.3%  33.3%  33.3%  Operating Expenses  Branded CPG  (62)  (54)  (52)  (55)  (58)  (60)  (62)  (63)  3.8%  Flavors & Ingredients  (11)  (12)  (14)  (15)  (15)  (15)  (16)  (16)  2.0%  Corporate  (20)  (23)  (24)  (25)  (26)  (26)  (27)  (27)  2.7%  Total Operating Expenses  ($92)  ($88)  ($91)  ($95)  ($99)  ($102)  ($104)  ($107)  3.3%  Adjusted EBITDA  Branded CPG  $72  $64  $60  $73  $78  $84  $89  $94  9.5%  Flavors & Ingredients  30  38  44  47  51  53  56  59  6.2%  Corporate  (20)  (23)  (24)  (25)  (26)  (26)  (27)  (27)  2.7%  ($Millions)  Historical  Management Forecast  FY2021A FY2022A  FY2023E  FY2024E  FY2025E  FY2026E  FY2027E  FY2028E  !Total Adjusted EBITDA $82  $79  $79  $95  $103  $111  $118  $12511  9.6%  % Margin 16.0%  14.7%  14.4%  16.4%  16.8%  17.3%  17.7%  18.0%  Total D&A 23  25  25  25  25  25  23  21  (3.0%)  Total Capital Expenditures $12  $9  $7  $9  $9  $10  $10  $10  8.4%  % of Total Revenue 2.4%  1.7%  1.3%  1.5%  1.5%  1.5%  1.5%  1.5%  Supply Chain Reinvention 8  23  13  2  NIA  Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Historical and Projected WORLD Financial Summary  Revenue   CAGR '23E - '28E  Source: Management LRP provided by WORLD management.  Jefferies LLC / October 2023  19  Jefferies

 Selected Valuation Methodologies  Jefferies  Jefferies LLC / October 2023  21  Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Methodology / Consideration  General Description  Comments  Analysis of Selected Publicly Traded Companies   Estimates current market value of WORLD based on trading multiples of selected publicly traded companies generally considered relevant for comparative purposes  Analysis of Selected Transactions   Estimates value of WORLD based on a review of selected merger and acquisition transactions generally considered relevant for comparative purposes  Discounted Cash Flow Analysis   Estimates the value of WORLD based on the present value of the Company's risk-adjusted cash flow  For Reference Only:  Financial Buyer (LBO) Analysis   Analyzes the projected income statement and cash flows to determine a range of prices a third-party financial buyer might potentially pay to acquire the Company  Premiums Paid Analysis   A review, as an additional reference point for informational purposes, of premiums paid in selected M&A transactions involving public companies   Reviewed 11 publicly traded Ingredients & Sweeteners and Packaged Foods companies   Reviewed 15 completed transactions with publicly available information in the Ingredients & Sweeteners and Packaged Foods sectors  Terminal Value calculated using perpetuity growth method   Reviewed 177 all-cash transactions across all industries with transaction equity values between $100M and $500M closed since January 1, 2018  Applied relevant premiums to WORLD's stock price of $3.12 as of 6/23/23 (1-day prior) and WORLD's stock price of $2.86 as of 5/26/23  (30-days prior)  Note: Jefferies did not attribute any particular weight to any analysis, methodology Of factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies' analyses must be considered  as a whole. Considering any portion of the analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process undertaken by Jefferies.

 Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Preliminary Financial Analyses Summary - Based on Management LRP  c  0  "Ill'  "'  Methodology  Selected Public Companies Analysis  (I)  2023E Adj. EBITDA Multiple  (I)  2024P Adj. EBITDA Multiple  Selected Transactions Analysis  2  2023E Adj. EBITDA Multiple< >  Discounted Cash flow Analysis Perpetuity Growth Method  (For Reference Only)  financial Buyer Analysis  Historical Premium Analysis All Industries (1 day)  All Industries (30 days)  Research Target Range  52-Week Trading Range  2023E EBITDA of $79.3M  2024P EBITDA of $94.7M  $6.15  I I  1$4.75  $8.65  I I  $4.:iJ5  $7.50  I I  fI  I $5.00  rI  $8.80  1  I I  $4 5  $7.60  $l10  I  I  $5.oo  $3.10  $4.70  $5.00  $8.50  $2.10  $4.70  $2.00  $6.00  $8.00  $10.00  Implied Enterprise Value/  6.4x  7.7x 8.9x 10.lx ll.3x  S.4x  6.4x 7.4x 8.Sx 9.Sx  Jefferies  Jefferies LLC / October 2023  21  Metrics  7.0x - 9.0x 2023E Adj. EBITDA  2023E Mgmt Adj. EBITDA of $79.3M  6.8x - 8.8x 2024P Adj. EBITDA  2024P Mgmt Adj. EBITDA of $94.7M  7.8x-9.8x2023EAdj. EBITDA  - 2023E Mgmt Adj. EBITDAof $79.3M   Discount rate of 11.0% - 12.5% and perpetuity growth rate of 2.0% - 3.0%   20% - 25% IRR, 8.0x - 10.0x exit multiple, 5.0x leverage   25"' and 75th Percentile premiums to unaffected share price ($3.12), 1-day prior to 6/26/23   25"' and 75th Percentile premiums to unaffected share price ($2.86), 30-days prior to 6/26/23  Range of price targets of research published after offer from Bidder  52-Week intra-day high and low share prices  Source: WORLD latest 10-Q filing (Asof June 30, 2023), Management LRPprovided by WORLD management.  Note: Share prices are rounded to nearest $0.05. Fully Diluted Share Count includes 42,767,109 common shares, 3,192,834 RSUs, 116,608 RSAs, 2,358,504 PSUs (per lOQ as of 6130/2023).  (I) Assumes debt balance of $438.6 million and cash balance of $24.1 million as of Q2 end numbers.  (2) Assumes debt balance of $436.7 million and cash balance of $23.8 million as of year end 2023E per Management LRP.

 Unaffected  Current  6/23/23  10/13/23  Proposal  Illustrative Stock Price per Share  $3.12  $3.29  $4.00  $4.50  $5.00  $5.50  $6.00  $6.50  $7.00  Fully Diluted Shares Outstanding11>  48.435  48.435  48.435  48.435  48.435  48.435  48.435  48.435  48.435  Fully Diluted Market Capitalization  $151  $159  $194  $218  $242  $266  $291  $315  $339  Term Loan (as of 6/30/23)  367  367  367  367  367  367  367  367  367  Revolving Credit Facility (as of 6/30/23)  72  72  72  72  72  72  72  72  72  Less: Cash and Cash Equivalents (as of 6/30/23)  (24)  (24)  (24)  (24)  (24)  (24)  (24)  (24)  (24)  Implied Enterprise Value  $566  $574  $608  $632  $657  $681  $705  $729  $753  Implied Premiums  Premium to Unaffected (06/23)  $3.12  5%  28%  44%  60%  76%  92%  108%  124%  Premium to 20 day VWAP (06/23)121  $3.05  2%  8%  31%  48%  64%  81%  97%  113%  130%  Premium to 90 day VWAP (06/23)121  $2.76  13%  19%  45%  63%  81%  99%  117%  135%  154%  Premium to LTM VWAP (06/23)121  $3.58  (13%)  (8%)  12%  26%  40%  54%  68%  82%  96%  Premium I (Discount) to 52-Week High  $4.72  (34%)  (30%)  (15%)  (5%)  6%  17%  27%  38%  48%  Management Adjusted EBITDA Multiples  EBITDA  LTM June 2023A  $77  7.4x  7.5x  7.9x  8.3x  8.6x  8.9x  9.2x  9.5x  9.8x  FY2023E  $79  7.lx  7.2x  7.7x  8.0x  8.3x  8.6x  8.9x  9.2x  9.5x  FY2024E  $95  6.0x  6.lx  6.4x  6.7x  6.9x  7.2x  7.4x  7.7x  8.0x  Consensus Adjusted EBITDA Multiples  EBITDA  FY2023E  $77  7.4x  7.5x  7.9x  8.3x  8.6x  8.9x  9.2x  9.5x  9.8x  FY2024E  $85  6.7x  6.8x  7.2x  7.5x  7.7x  8.0x  8.3x  8.6x  8.9x  Preliminary Draft - Confidential -  Illustrative Analysis at Various Prices  ($Millions, except price per share data)  Analysis and Assumptions Subject to Change  Illustrative Analysis at Various Prices  Sources: WORLD latest lM filing (Asof June 30, 2023) and Management LRPprovided by WORLD management.  Includes 42,767,109 common shares, 3,192,834 RSUs, 116,608 RSAs, 2,358,504 PSUs (per lOQ as of 6/30/2023).  VWAP calculated based on calendar days.  Jefferies LLC / October 2023  22  Jefferies

 Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Preliminary Analysis of Selected Public Companies - Trading Multiples  EV/ 2023E EBITDA  Ingredients & Sweeteners   edian: 7.0x   Mid-Cap Packaged Foods Median: 10.0x  18.0x  7.7x  8.9x  7.2x  7.0x  4.8x  Enterprise Value ($Ml  ROSWELL  ProposaJCll  Market Valuation (Unaffected)l2l  $551  $590  TATeO{Lv1.e  }  lngredion  $3,552 $8,329  $6,319  bellf\RD  $6,605  Simply  $3,581  !utz.  $2,611  •  Tr,,.-eHouae  $5,454 $3,909  $1,698  $2,797  $11,202  EV/ 2024E EBITDA     lngreclients & Sweeteners   Median: 6.Sx _.  Mid-Cap Packaged Foods Median: 9.4x  16.0x  7.lx  8.4x  6.6x  6.8x  5.0x  ROSWELL  Proposal01  Market Valuation (Unaffected)l2l  $551  Enterprise  Value ($Ml $59o  TATf!O{LVI.C  $3,552 $8,329 $6,319  }  lngredion  bellr1ng  $6,605  Simply  $3,581  $2,611  $5,454  •  l'redlmuie  $3,909  $2,797  $1,698  $11,202  Source: S&P Capital IQasof October 13, 2023.  Note: Multiples are inclusive of stock-based compensation add backs.  As of June 26, 2023.  As of June 23, 2023.  Proforma for recent announced sale of Lakeville, MN Facility and Snack Bars business for $63M on September 6, 2023.  Jefferies LLC I October 2023  23  Jefferies

 Preliminary Draft - Confidential -  Preliminary Analysis of Selected Public Companies - Leverage  Jefferies  Jefferies LLC / October 2023  25  Analysis and Assumptions Subject to Change  LTM Net Leverage Ratio  Ingredients & Sweeteners Median: 2.2x I  6.7x  5.4x  2.4x  2.2x  l.9x  World  Mid-Cap Packaged Foods Median: 4.4x  TATEO{LVLE  .,  lngredion  !utz.  Tr•edlou&e  bellifng·  Source: Company transcripts and S&P Capital IQ asof October 13, 2023. Note: Net Leverage defined as(Total Debt-Cash)/ LTM EBITDA.

Preliminary Draft – Confidential – Analysis and Assumptions Subject to Change

Preliminary Analysis of Selected Public Companies – Financial Benchmarking

Ingredients & Sweeteners | Mid-Cap Packaged Foods | World (Consensus) | World (Management)

($Millions)

2023E Revenue		'22E – '23E Revenue Growth		2023E Gross Margin		2023E EBITDA		'22E – '23E EBITDA Growth		2023E EBITDA Margin	
Südzucker	$10,683	Post	20%	Tate & Lyle	49%	Südzucker	$1,313	TreeHouse	34%	BellRing	21%
Ingredion	$8,421	Tate & Lyle	19%	Flowers Foods	48%	Post	$1,295	Post	26%	Simply Good Foods Company	20%
Post	$7,296	BellRing	19%	Simply Good Foods Company	36%	Ingredion	$1,192	Südzucker	22%	Tate & Lyle	19%
Flowers Foods	$5,123	Südzucker	12%	Utz	35%	Flowers Foods	$516	BellRing	20%	Post	18%
TreeHouse	$3,734	TreeHouse	8%	Südzucker	32%	Tate & Lyle	$400	Ingredion	19%	B&G Foods, Inc.	15%
Tate & Lyle	$2,159	Flowers Foods	7%	BellRing	32%	TreeHouse	$385	Simply Good Foods Company	10%	World (Management)	14%
Median	$2,089	**Median**	6%	**Median**	31%	**Median**	$355	**Median**	9%	Ingredion	14%
B&G Foods, Inc.	$2,089	Simply Good Foods Company	6%	World (Management)	31%	BellRing	$355	Utz	9%	**Median**	14%
Hain Celestial	$1,806	Ingredion	6%	Post	27%	B&G Foods, Inc.	$316	B&G Foods, Inc.	5%	World (Consensus)	14%
BellRing	$1,703	Utz	4%	World (Consensus)	26%	Simply Good Foods Company	$252	Flowers Foods	3%	Utz	13%
Utz	$1,460	World (Consensus)	3%	Hain Celestial	22%	Utz	$186	World (Management)	0%	Südzucker	12%
Simply Good Foods Company	$1,260	World (Management)	2%	B&G Foods, Inc.	22%	Hain Celestial	$164	World (Consensus)	(3%)	TreeHouse	10%
World (Consensus)	$553	Hain Celestial	(3%)	Ingredion	21%	World (Management)	$79	Tate & Lyle	(8%)	Flowers Foods	10%
World (Management)	$551	B&G Foods, Inc.	(3%)	TreeHouse	17%	World (Consensus)	$77	Hain Celestial	(9%)	Hain Celestial	9%

Source: S&P Capital IQ as of October 13, 2023.

Jefferies LLC / October 2023

25

Jefferies

 Date  Enterprise   EV /LTM   EBITDA  Ac uiror  Tar et  Announced  Value  Revenue EBITDA  Mar in  Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Preliminary Analysis of Selected Packaged Foods and Ingredients & Sweeteners M&A Transactions  ($Millions)  irca  llMC! ""  l,ERRY  ................  01/10/23  €500  l.2x  12.2x  10.1%  POIO:lllo)  a11afi!;:sg  01/09/23  $40  l.0x  NA  NA  .  ..Ji  'Orkla  10/03/22  $200  2.0x  13.9x  14.5%  -·:  Natra  g._..,.,  06/01/22  $503  l.lx  NA  NA  .>QlefoOdS  05/24/22  $610  2.6x  NA  NA  (H,el0ff&3Udl:lenly381a0)  of..i  ""ETHOMP5o  0 .i/-,.rr1>·N i'y  04/28/21  $950  NA  l l.5x  NA  kG Foo-.,..c:.  PinC'll'Cki  Acquisition  WORLD  w  12/16/20  $18du  0.9x  7.8x  12.0%  WORLD  8u,e  11/09/20  $80  2.2x  14.8x  15.0%  alb  ··@1S£o/··  10/25/20  $550  2.0x  7.9x  25.9%  SOVOS brands  )  1ngredion  l lllil!il  ._,;,  •  08/26/20  04/08/20  $146  $317  2.5x  2.6x  NA  NA  NA  NA  AR DIAN  frulact  01/15/20  €128  l.3x  NA  NA  Act II Global  c .  WORLD  12/19/19  $516  l.9x  8.2x  23.0%  -:  ltl\10$:l ,I ♦  Natra  01/02/19  $215  0.5x  5.5x  9.0%  s.•  09/20/18  $100  0.7x  NA  NA  t""  Jefferies  Jefferies LLC / October 2023  25  l.6x  10.2x  :ModOo,  l.6x  9.9x  Source: Company filings, S&P Capital IQ, Mergermarket and Jefferies IB estimates.  (1) Excludes $55M earn out.

 Preliminary Draft - Confidential -  Preliminary Discounted Cash Flow Analysis  ($Millions)  Analysis and Assumptions Subject to Change  Unlevered Free Cash Flows  I  --•--  -  Jefferies  Jefferies LLC / October 2023  25  $578.3  $94.7  16.4%  (6.6)  $88.1  15.2%  (25.1)  (2.0)  $611.1  $102.5  16.8%  (6.2)  $96.3  15.8%  (24.9)  $638.6  $110.7  17.3%  (6.7)  $104.0  16.3%  (24.6)  $667.3  $117.9  17.7%  (6.8)  $111.1  16.6%  (23.4)  $697.4  $125.4  18.0%  (7.1)  $118.3  17.0%  (21.4)  4.8%  7.3%  $697.4  $125.4  18.0%  (7.1)  $118.3  17.0%  (10.5)  7.6%  12.3%  $61.0 (37.2)  $71.5 (30.0)  $79.4 (26.2)  $87.7 (23.9)  $96.9 (22.7)  $107.8 (25.3)  32.9%  $23.8 25.1  1.9  $41.4 24.9  (3.5)  $53.2 24.6  (6.1)  $63.7 23.4  (6.8)  $74.2 21.4  (7.1)  $82.6 10.5  (7.1)  14.9%  $50.7 (8.7)  $62.8 (9.2)  $71.8 (9.6)  $80.3 (10.0)  $88.4 (10.5)  $85.9 (10.5)  16.7%  $75.4  60.1%  Revenue  EBITDA  % Margin  Less: Stock-based Compensation<ll  EBITDA (net of SBC)  % Margin  Less: D&A  Less: other'21 EBIT  Less: Taxes<•>  Net Operating Profit After Tax (NOPAT)  Plus: D&A14>  Less: NWC (Increase) I Decrease Unlevered CFO  Less: Capex Unlevered FCF  % Conversion  Time Until End of FY Discount Period Discount factor  $42.1  44.4%  1.0  0.5  94.6%  $53.6  52.3%  2.0  1.5  84.7%  $62.2  56.1%  3.0  2.5  75.7%  $70.3  59.6%  4.0  3.5  67.8%  $78.0  62.2%  5.0  4.5  60.7%  $39.8  $45.4  $47.1  $47.7  $47.31  !Present Value of Unlevered FCF Tenminal Value at 2.5% Growth Rate  $883.4  !Present Value of Terminal Value<•>  $506.91  227.2  $734.2 23.8  (436.7)  Sum of PV of Unlevered FCF Total Enterprise Value  Plus: Cash  Less: Debt  Equity Value FDso<•>  $321.2 48.435  Im lied Price Per Share  $6.63  Sensitivity Analysis  2.0%  2.0%  7.6x  7.lx  6.6x  15.0%  2.5%  $8.00  $6.65  $5.50  2.5%  8.lx  7.5x  6.9x  16.5%  $6.50  $5.30  $4.25  3.0%  $8.80  $7.30  $6.00  3.0%  8.6x  7.9x  7.3x  18.0%  $8.20  $6.85  $5.70  Source: Management LRP provided by WORLD management.  Note: Share prices in sensitivity table are rounded to nearest $0.05. DCF assumes valuation as of December 31, 2023.  Stock-based compensation based on management forecast provided by WORLD management.  Other reflects expenses related to Supply Chain Reinvention program.  WORLD cash tax rate per WORLD management, terminal year effective tax rate of -23% based on 2028 forecast.  Depreciation & amortization is equal to Capex in the terminal year.  Based on illustrative perpetuity growth rate of 2.5%. Based on illustrative discount rate of 11.75%. Assumes mid-year convention.  Includes 42,767,109 common shares, 3,192,834 RSUs, 116,608 RSAs, 2,358,504 PSUs, 19,491,320 (per lOQ asof 6/30/2023).  Calculated based on EBITDA net of Stock based Compensation

 Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Illustrative Financial Buyer Analysis (For Reference Only)  ($Millions, except per share data)  Illustrative transaction date of 12/31/2023   Assumes Management LRP for 2023E-2028E  Adjusted EBITDA includes  $4.5 million of annual PubCo savings   Management promote of 10% assumed   Tax rate assumption per management forecast (-23% by 2028E)   FD shares of 48.3 million at transaction, reflective of outstanding warrants, RSUs, RSAs, and PSUs<ll   Pro forma leverage of 5.0x 2023E Adj. EBITDA   New $395 million First Lien Term Loan, S +CSA+ 500, 98.0 0ID, 0.75%  Floor   Assumes 3-month SOFR and 15 bps CSA  Mandatory amortization of 1.00%  Sources of Funds  Buyer Equity Contribution  Transaction Debt  Total Sources  $311  $395  $706  Uses of Funds  •  Jefferies  Jefferies LLC / October 2023  25  Purchase of Equity ($5.00 I sh)  Repayment of Existing Net Debt  Transaction Fees & Expenses 01D I Upfront Fees  $242  $413  $19  $8   $24   Gash to Balance Sheet  Total Uses  $706  Transaction Sources and Uses Pro Forma Financial Summary Assumptions  Net Sales  $551  $578  $611  $639  $667  $697  YIYGrowth  2.7%  4.6%  4.5%  4.5%  4.5%  4.5%  Standalone Adj. EBITDA  79  95  103  111  118  125  PubC-0 Expense Savings Adjusted EBITDA   5 5 5 5 5   $79 $99 $107 $115 $122 $130  % Margin  14.4%  17.2%  17.5%  18.0%  18.3%  18.6%  Other12l  (2)  CapEx  (9)  (9)  (10)  (10)  (10)  Change in Worl<ing Capital  2  (4)  (6)  (7)  (7)  Cash Interest Expense  (39)  (33)  (28)  (23)  (17)  Mandatory Amortization  (4)  (4)  (4)  (4)  (4)   (31) (24) (21) (19) (18)  3951  $16  375  $33  338  $46  287  $59  224  $74  146  $395  23.8  $375  23.8  $338  23.8  $287  23.8  $224  23.8  $146  23.8  5.0x  4.7x  3.8x  3.5x  3.2x  2.9x  l.8x l.6x  l.lx 0.9x  Cash Taxes Excess cash Flow  New First Lien Term Loan Total Debt  Gash Balance  Total Leverage Net Leverage  Adj. EBITDA / Net Int. Exp.  (Adj. EBITDA - CapEx) / Net Int. Exp.  2.5x  2.3x  3.2x  3.0x  2.5x  2.3x  4.lx 3.7x  5.3x  4.8x  7.7x  7.0x  Sensitivity Analysis   10.0x $7.60 $6.75  $5.95  I •t • . I'  . (£•I  I '  20.0%  22.5%  25.0%  20.0%  22.5%  25.0%  8.0x  $5.70  $5.00  $4.35  $6.30  $5.45  $4.70  9.0x  $6.65  $5.85  $5.15  $6.65  $5.85  $5.15  $6.25  $5.60  I •  20.0%  22.5%  25.0%  15.0%  16.5%  18.00/4  $4.30  $5.35  $6.35  $3.75  $4.65  $5.60  $3.25  $4.10  $4.90  Source: Management LRP provided by WORLD management.  Includes 42,767,109 common shares, 3,192,834 RSUs, 116,608 RSAs, 2,358,504 PSUs (per 100 as of 6/30/2023).  Other reflects expenses related to Supply Chain Reinvention program.

 Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Illustrative Premiums Paid Analysis - Equity Values $100M - $500M  U.S. and Canada All Cash M&A Majority Transactions, Announced Since January 2018  One-Day & 4-Week Premiums Selected Statisticsm  75%  60%  E 45%  .:E,  .,  ct 30%  60%  64%  37%  40%  19%  22%  15%  0%  25th Percentile  Median  4-Week Premium  75th Percentile  One-Day Premium  One-Day & 4-Week Premiumsm  45%  39.3%  32.2%  30%  >.  .'c-:,':  :,  r:::r  .,  Lt  15%  7.3% 7.3%  0%  <0%  15.8%15.2%  6.8% 5.6%  11.3%9.6%  0-10%  13.6o/°l.2.4%  13.0%  10.7%  10-20%  20-30%  Premium Intervals  30-40%  40-50%  50%+  One-Day Premium 4-Week Premium  Source: Thomson Reuters as of October 6, 2023.  (1} 4-week premium based on closing stock price 4 weeks prior to announcement.  Jefferies LLC / October 2023  29  Jefferies

 Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Jefferies  Jefferies LLC / October 2023  31  Appendix

 Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Illustrative Theoretical Future Stock Price (For Reference Only)  Illustrative Present Value of Theoretical Future Stock Price Summarym  $14  NTM Consensus EBITDA Multiple: 6.9x (Current)  $13.05  Theoretical Future Price  - PV of Theoretical Future Price  $12  $10.75  $10  $8.75  $8  $6.80  •  •  $6  $4.95  •  $6.95  •  $6.30  $6.65  $3.29  $5.65  $4  ..  rt  $4.80  $2  $3.29  Today (10/13/2023)  2023P  2024P  2025P  2026P  2027P  WORLD NTM Adjusted EBITDA  Net Debt  $94.7M  $102.5M  $110.7M  $117.9M  $125.4M  $412.9M  $379.0M  $339.BM  $291.7M  $233.0M  I  $7.25  Jefferies  Jefferies LLC / October 2023  31  $18  $16  NTM EBITDA Multiple: 7.8x (3 Year Average)  -  Theoretical Future Price  PV of Theoretical Future Price  $15.40  $14  $12.95  $12  $10.80  $10  $8.70  $8  $6  $6.70 •  •  $7.80  •  $8.05  •  $8.20  $4  $3 6.50   $2  $3.29  Today {10/13/2023) 2023P  Source: Management LRP provided by WORLD management. WORLD current stock price as of 10/13/2023.  (1) Present value of future stock price discounted at cost of equity of 16.1%.  2024P  2025P  2026P  2027P

 Weighted Average Cost of Capital  ($Millions, except per share data)  Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  lwoRLD (Illustrative Normalized Oebt)l2l  $334  $238  Company Name  Equity  Value  Total  Net Debt  Total  cap.  0/E  Ratio  Net Debt/  Total Cap.  Tax Rate  Beta11>  Unlevered  Beta  Adjusted  Lev. Beta  Mid p Packaged Food  BellRing Brands, Inc.  $5,712  $893  $6,605  15.6%  13.5%  25.0%  0.81  0.73  1.09  The Hain Celestial Group, Inc.  922  777  1,698  84.3%  45.7%  25.4%  1.00  0.61  0.92  B&G Foods, Inc.  594  2,203  2,797  370.8%  78.8%  32.5%  0.83  0.24  0.34  The Simply Good Foods Company  3,324  256  3,581  7.7%  7.2%  25.4%  0.73  0.69  1.03  Post Holdings, Inc.  5,204  5,989  11,202  115.1%  53.5%  25.0%  0.64  0.34  0.51  TreeHouse Foods, Inc.  2,320  1,526  3,846  65.7%  39.7%  30.5%  0.62  0.42  0.62  Utz Brands, Inc.  986  893  2,611  90.6%  34.2%  30.0%  0.85  0.52  0.75  Flowers Foods, Inc.  4,390  1,064  5,454  24.2%  19.5%  26.8%  0.54  0.46  0.68  Ingredients & Sweetners  Sudzucker AG  $2,976  $2,332  $6,319  78.3%  36.9%  15.8%  0.38  0.23  0.36  Ingred ion Incorporated  6,113  2,204  8,329  36.1%  26.5%  30.5%  0.63  0.50  0.74  Tate & Lyle pie  3,262  289  3,552  8.9%  8.1%  25.0%  0.49  0.46  0.68  Mean  3,255  1,675  5,090  81.6%  33.0%  26.5%  0.68  0.47  0.70  Median  3,262  1,064  3,846  65.7%  34.2%  25.4%  0.64  0.46  0.68  !WORLD (Current Debt)  $159  $413  $572  259.1%  72.2%  30.5%  0.87  0.31  0.871   Selected Companies  $572  71.1%  41.6%  30.5%  I   WACC Assumptions  WORLD  Selected  Pee,s  Illustrative Range  :i-Riesk-Fvree-R:at:   med Net Debt/ Total CapitalC91 ---- 72.2% 41.6% 34.2% ---- 25.0% 40.0%J    WACC Calculation   1111•1,l'ected PeersI  1 5.0% 5.0% 5.0% 5.0% 5.0% Unlevered Beta 0.31 0.31 0.46 0.50 0.31  e :(Rft)C:3 ----------------;_;'i---- r;l----;;-;----- ------;_';iJ  Adj. Levered Beta  0.87  0.47  0.64  0.62  0.45  Oe.bt/EquityR.tio  259.1%  71.1%  52.0%  33.3%  6-6.7%  Multiplied by, Markel Risk Premium (Rm)  7.2%  7.2%  7.2%  7.2%  7.2%  Adj. Levered Beta (,4)  0.87  0.47  0.64  0.62  0.45  Adjusted Equity Risk Premium  6.3%  3.3%  4.6%  4.4%  3.3%  Market Risk Premium (Rm} >  7.2%  7.2%  7.2%  7.2%  7.2%  Plus, Risk-FreeRate (Rf)  5.0%  5.0%  5.0%  5.0%  5.0%  Size Premium (Rs}l6)  4.8%  4.8%  4.8%  4.8%  4.8%  Plus: Size Premium (Rs)  4.8%  4.8%  4.8%  4.8%  4.8%  Tax Ratem  30.5%  30.5%  25.4%  30.5%  30.5%  Cost of Equity (Ke)  16.1%  13.1%  14.4%  14.2%  13.1%  Pre-Tax Cost of Debt {Kd)W  12.8%  10.0%  10.0%  10.0%  10.0%  Multiplied by: E / (D+E)  27.8%  58.4%  65.8%  75.0%  60.0%  Assumed Aftef.taxCostof Debt  8.9%  7.0%  7.5%  7.0%  7.0%  Cost of Equity Portion  4.5%  7.7%  9.4%  10.7%  7.8%  WORLD  Illustrative Range  After-Tax Cost of Debt Multiplied by: D / (D+ E)  8.9%  72.2%  7.0%  41.6%  7.5%  34.2%  7.0%  25.0%  7.0%  40.0%   Cost of Debt Portion 6.4% 2.9% 2.6% 1.7% 2.8%   lwAcc 10.9% 10.6% 12.0% 12.4% 10.6%1  Source: Public filings, Wall Street equity research, Kroll, Bloomberg. Note: Market data as of October 13, 2023.  (1) 2-year weekly adjusted betas sourced from Bloomberg as of October 13, 2023.  (2) Normalized per WORLD management (reflects leverage of 3.0x LTM EBITDA). (3)  (4)  (5)  (6)  (7)  (8)  (9)  Spot rate for 20-Year US Treasury Yield as of October 13, 2023.  Adjusted for WORLD debt/ capital ratio and median debt/ capital ratio for selected comparable companies. Represents long-horizon expected equity risk premium per Kroll Cost of Capital Navigator.  Size premium based on 10th decile for market capitalizations from Kroll Cost of Capital Navigator.  WORLD tax rate (calculated as the sum of US Federal and State statutory tax rates). Median marginal taxrate used for selected comparative companies. Based on the current yield of WORLD's existing debt as of October 13, 2023 (-12.8%) and expected incremental debt yield at normalized levels (10.0%). WORLD normalized debt/ capital ratio and median debt I capital ratio for selected comparative companies.  Jefferies LLC / October 2023 32  Jefferies

 Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Consumer Retail US Sponsor-Led Take-Private Transactions Over $200M<1>  Jefferies  Jefferies LLC / October 2023  33  Consortium led by Management Group  () BDT&MSD  Casper   DU RAT! ON AL   CAPITAl, MANACtMENT  .,:•·•..  ■  Morrisons  ath•me  Hellman&.Friedman  The MoineOCCorSuperdore  {Vlichaef's  ®  APOLLO  ICATTERTION  lllltllli  APOLLO  DURATIONAL  BARNES&NOBLE  Smart&Final.  t:1191fAL ,\IA AO(M(i,,-1  Announcement ImpliedEnterpriseValue Price Bump121 Premium  Premium EV I LTM EBITDA  Date  ($mil)  1-Day  1-Mo.  03/17/23  $2,534  TBD  32%  (0%)  8.2x  12112/22  $3,700  29%  24%  15%  100.lx  11/15/21  $330  (15%)  94%  64%  NM<3>  06/19/21  $13,700  25%  61%  59%  12.7x  05/06/21  $4,214  19%  18%  37%  6.6x  03/03/21  $3,222  0% (4)  22%  44%  4.8x  06/24/19  $622  (11%)(5)  19%  15%  18.Bx  06/07/19  $670  0%  9%*  28%  4.8x  04/17/19  $1,119  0% (6)  21%*  27%  13.2x  11/06/18  $736  (8%)  1%*  (2%)  11.2x  09/25/18  $2,249  2%(7)  19%  26%  16.0x  02120/18  $560  5%(8)  25%  15%  10.5x  07/09/17  $2,180  10%(9)  31%  25%  10.7x  06/29/17  $337  27%  34%  31%  7.7x  12107/15  $13,900  8%  78%  76%  13.2x  ROARK  CAl'l fAL GROUP  ' .  A  RHONE  FOCO oECHAO  lllAZJU\.'\I STf.. liOUSl  CLUBCORP.  APOLLO  9!:J'2t 1 Y  JAB  HOLUIMi  ('o\lr.,,.,.  T , •o ,o 1.....n.,,,. p.,,...,.,,, c.,.,.•>•  West Marine·  i<EURICi  GRHNMOUHTAIH  Mean:  Median:  $3,338  $2,180  6.5%  3.4%  32.5%  23.8%  30.7%  27.2%  17.0x  11.0x  Source: Thomson SOC, S&P Capital IQ and Company Filings.  Note: Represents transaction wasleaked before announcement.  (5) Initial offer price used represents midpoint of initial offer range provided of $9.50 • $10.00.  (1) Includes US sponsor-led leveraged buyouts with transaction values greater than $200 million since 1/1/2013.(6) Initial offer price used represents midpoint of initial offer range provided of $7.00 - $8.00.  Based on price bump of final offer price to initial offer price.  Casper had negative EBITOA at time of transaction.  Initial offer price used represents midpoint of initial offer range provided of $14.00 • $15.00.  Initial offer price used represents midpoint of initial offer range provided of $37.00- $40.00.  Initial offer price used represents midpoint of initial offer range provided of $12.00 • $13.00.  Initial offer price used represents midpoint of initial offer range provided of $17.25• $19.00.

Preliminary Draft – Confidential – Analysis and Assumptions Subject to Change

Current Stockholder Overview

NasdaqCM: FREE

Investor Name	Position Shares	Position ($mm)	% Outstanding	Equity Assets ($MM)	Style
Armistice Capital LLC	2,150,000	$7.1	5.0%	$4,070	Hedge Fund
The Vanguard Group, Inc.	1,930,800	6.4	4.5%	4,876,609	Index
Pacific Ridge Capital Partners LLC	1,706,801	5.6	4.0%	456	Value
Clearline Capital LP	1,482,266	4.9	3.5%	809	Hedge Fund
Ionic Capital Management LLC	1,266,967	4.2	3.0%	233	Hedge Fund
Scoggin Management LP	1,000,000	3.3	2.3%	76	Hedge Fund
Millennium Management LLC	916,852	3.0	2.1%	99,905	Hedge Fund
Brandywine Global Investment Management LLC	782,740	2.6	1.8%	12,174	Value
BlackRock Fund Advisors	646,447	2.1	1.5%	2,918,482	Index
Dimensional Fund Advisors LP	505,012	1.7	1.2%	468,957	Index
Hudson Bay Capital Management LP	500,000	1.6	1.2%	9,599	Hedge Fund
Ancora Advisors LLC	456,219	1.5	1.1%	1,328	Value
JPMorgan Investment Management, Inc.	430,247	1.4	1.0%	596,464	Generalist
Assenagon Asset Management SA (Germany)	422,460	1.4	1.0%	30,622	Index
Russell Investment Management LLC	399,939	1.3	0.9%	57,558	Generalist
Fort Baker Capital Management LP	375,536	1.2	0.9%	686	Hedge Fund
Geode Capital Management LLC	374,347	1.2	0.9%	982,908	Index
RBF Capital LLC	325,000	1.1	0.8%	1,641	Index
JPMorgan Alternative Asset Management, Inc.	285,794	0.9	0.7%	614	Hedge Fund
Squarepoint OPS LLC	225,590	0.7	0.5%	17,915	Hedge Fund
Renaissance Technologies LLC	215,500	0.7	0.5%	68,844	Hedge Fund
Invesco Capital Management LLC	151,229	0.5	0.4%	188,171	Generalist
SSgA Funds Management, Inc.	129,817	0.4	0.3%	1,955,309	Index
Systematic Financial Management LP	112,355	0.4	0.3%	3,197	Value
Orion Portfolio Solutions LLC	94,578	0.3	0.2%	9,252	Generalist
First Trust Advisors LP	92,919	0.3	0.2%	94,021	Generalist
GSA Capital Partners LLP	84,623	0.3	0.2%	999	Hedge Fund
AQR Capital Management LLC	83,502	0.3	0.2%	51,598	Hedge Fund
Alden Global Capital LLC	80,178	0.3	0.2%	24	Hedge Fund
Cubist Systematic Strategies LLC	72,041	0.2	0.2%	8,965	Hedge Fund
Total of Top 30 Institutions:	**17,299,759**	**$56.9**	**40.5%**		
Martin Franklin	8,905,223	$29.3	20.8%		
Steel Partners Holdings LP	1,571,125	5.2	3.7%		
Irwin Simon	1,262,970	4.2	3.0%		
Albert Manzone	295,737	1.0	0.7%		
Ira Lamel	190,405	0.6	0.4%		
Total of Top 5 Insiders:	**12,225,460**	**$40.2**	**28.6%**		

Shareholder Base Analysis

Investor Breakdown



Insiders
30%
Retail
27%
Institutions
43%

Regional Breakdown



TX
4%
Mid-Atlantic
8%
Mid-West
11%
MA
8%
Int'l
10%
CA
10%
Other
10%
NY
39%

Ownership Summary by Fund Type

	No. of Institutions	No. of Shares	% of Institutional
Institutions			
Value	**7**	**3,101,252**	**16.8%**
Value	5	3,077,752	16.7%
GARP	2	23,500	0.1%
Growth	**2**	**39,637**	**0.2%**
Other	**79**	**15,327,778**	**83.0%**
Hedge Fund	28	9,149,954	49.5%
Index Fund	10	4,447,019	24.1%
Generalist	40	1,692,685	9.2%
Specialty	1	38,120	0.2%
Total	**88**	**18,468,667**	**100.0%**

Source: FactSet; Bloomberg. Account holdings are based on 13F filings (as of 06/30/23 or most recent available). Insider holdings based on Proxy and Form 4 filings.

Jefferies LLC / October 2023
34
Jefferies

 ($Millions)  WORLD  Status Quo <1l   iiiiMiiiiiMM:iYiiiii  $350 $385 $420 $455 $490 $525  Implied Purchase Price Multiple '21  8.0x  8.Bx  9.6x  10.4x  11.2x  12.0x  Less: Taxes<3l  (35)  (42)  (50)  (57)  (65)  (72)  Net Sale Proceeds  $315  $343  $370  $398  $425  $453  Implied Net Purchase Price Multiple 121  7.2x  7.Bx  8.5x  9.lx  9.7x  10.4x  Debt Paydown  ($315)  ($343)  ($370)  ($398)  ($425)  ($437)  2023 Pro Forma Net Debt  $413  $98  $70  $43  $15  ($13)  ($24)  % of RemainCo  Corporate Costs  Restructured  2023 Pro Forma Adj. EBITDA<2>/ Pro Forma Leverage Ratio<4l  $79 / 5.21x  0%  $36 / 2.76x  $36 I 1.98x  $36 I 1.20x  $36 /0.42x  $36 / NA  $36 / NA  10%  $38 I 2.58x  $38 I 1.85x  $38 I 1.13x  $38 /0.40x  $38 / NA  $38 / NA  20%  $40 I 2.43x  $40 I 1.74x  $40 I 1.06x  $40 /0.37x  $40 I NA  $40/ NA  30%  $43 / 2.29x  $43 I 1.65x  $43 / 1.00x  $43 /0.35x  $43 / NA  $43 / NA  Revenue  $551  $428  0%  7.0x  6.2x  5.5x  4.7x  3.9x  3.6x  Adjusted EBITDA  79  36  10%  6.6x  5.8x  5.lx  4.4x  3.7x  3.4x  % Margin  14.4%  8.3%  20%  6.2x  5.5x  4.8x  4.lx  3.4x  3.2x  Free Cash Flowm  $72  $29  30%  5.8x  5.2x  4.5x  3.9x  3.2x  3.0x  Preliminary Draft - Confidential - Analysis and Assumptions Subject to Change  Illustrative Impact of Sale of MAFCO  WORLD  2023  WORLD  2023  % of RemainCo Corporate Costs Restructured  ($Millions)  Status Quo  Pro Forma15>  r A MAFCO divestiture, net of transaction tax leakage, has the potential to alleviate :  !._ _ risk with covenant compJiance but creates an even smaller e,ublic come,an _ 1  Jefferies  Jefferies LLC / October 2023  33  Required Pro Forma Multiple to Maintain Unaffected Stock Price16>  Sources: Management LRP provided by WORLD management.  (1) WORLD status quo based of 2023 figures per management forecast.  (2) 2023 Adjusted EBITDA inclusive of corporate costs. (3)  (4)  (5)  (6)  (7)  Corporate tax gains rate of 21% applied to pre-tax sales proceeds in excess of asset taxbasis of $182.7 million. Leverage ratio is calculated as Net Debt / Adjusted EBITDA.  Reflects pro forma company after divestiture of MAFCO.  Calculated as WORLD equity value as of June 23, 2023, plus 2023 Pro Forma Net Debt (at various illustrative MAFCO Purchase Prices above) over pro forma adjusted EBITDA. Free cash flow calculated as Adjusted EBITDA less CapEx.

Preliminary Draft – Confidential – Analysis and Assumptions Subject to Change

Average Purchase Price per Share Calculation for ROSWELL Affiliated Entities

	Purchase Date	Purchasing Entity	Number of Shares	Weighted Average Price	Weighted Value	Price Range
1	4/18/2022 - 5/18/2022	Sababa Holdings FREE	5,766,300	$6.81[(1)]	$39,268,503	
		Marpet, LLC	50,000	6.81[(1)]	340,500	
2	3/13/2023	Sababa Holdings FREE	1,900,000	2.97	5,643,000	$2.77 to $3.10
3	3/14/2023	Sababa Holdings FREE	120,000	2.95	354,000	$2.86 to $3.00
4	3/15/2023	Sababa Holdings FREE	580,000	2.79	1,618,200	$2.67 to $2.87
5	6/16/2023	Sababa Holdings FREE	488,923	3.00	1,466,671	$2.97 to $3.00
		Total	**8,905,223**	**$5.47**	**$48,690,874**	

Stock Performance since April 2022


Price per Share
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
1
2
3
4
5
Current Price:
$3.29
Apr-22
Jun-22
Aug-22
Oct-22
Dec-22
Feb-23
Apr-23
Jun-23
Aug-23
Oct-23
WORLD Stock Price

Description of Affiliated Entities

Entity	Relationship with ROSWELL
Sababa Holdings FREE LLC	▪ Sababa Holdings FREE owns 8,855,223 shares of WORLD ▪ ROSWELL is the manager of this entity
Marpet, LLC	▪ Marpet owns 50,000 shares of WORLD ▪ ROSWELL is the manager of this entity and his Trust owns 75% of Marpet

Source: 13D Filings, Bloomberg. WORLD stock price data as of 10/13/2023.

(1) Represents VWAP of WORLD stock for period beginning 4/1/2022 and ending 6/30/2022, per Bloomberg. Does not represent VWAP of individual purchases of securities.

Jefferies LLC / October 2023 36

Jefferies